                                                                   EXHIBIT 4.50


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  OS SEA, INC.

                                      AND

                         BONEFISH GRILL HOLDINGS, INC.

                              BONEFISH GRILL, LLC

                                TIMOTHY V. CURCI

                                      AND

                             CHRISTOPHER L. PARKER

                            DATED OCTOBER ___, 2001

                            ASSET PURCHASE AGREEMENT


TABLE OF CONTENTS


1.       PURCHASE OF THE SYSTEM...................................................................................1
         1.1   Purchased Assets...................................................................................1
         1.2   Purchase Price.....................................................................................1
         1.3   Liabilities Not To Be Assumed .....................................................................2
         1.4   Allocation of Purchase Price.......................................................................2

2.       TRANSFER OF ASSETS ......................................................................................2
         2.1   Definition of Purchased Assets.....................................................................2

3.       ROYALTY..................................................................................................3
         3.1   Royalty............................................................................................3
         3.2   Termination of Royalty.............................................................................3

4.       REPRESENTATIONS AND WARRANTIES OF THE BG PERSONS.........................................................4
         4.1    General...........................................................................................4
         4.2    Authority.........................................................................................4
         4.3    No Violation......................................................................................4
         4.4    Absence of Liabilities............................................................................5
         4.5    No Litigation.....................................................................................5
         4.6    Ownership of Purchased Assets.....................................................................5
         4.7    Intellectual Property.............................................................................5
         4.8    Assets Necessary to Business......................................................................6
         4.9    No Brokers or Finders.............................................................................6
         4.10   Disclosure........................................................................................6

5.       REPRESENTATIONS AND WARRANTIES OF BG PRINCIPALS..........................................................6
         5.1   Authority and Validity.............................................................................6
         5.2   Binding Effect.....................................................................................6
         5.3   Ownership..........................................................................................6
         5.4   Voting.............................................................................................7
         5.5.  Compliance With Other Instruments..................................................................7

6.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.......................................................7
         6.1   Corporate..........................................................................................7
         6.2   Authority..........................................................................................7
         6.3   No Brokers or Finders..............................................................................7
         6.4   Disclosure.........................................................................................7
         6.5   Buyer's Cooperation................................................................................7
         6.6   Other Action.......................................................................................8


7.       COVENANTS OF BG PERSONS..................................................................................8
         7.1   Noncompetition.....................................................................................8
         7.2   Confidentiality....................................................................................8
         7.3   Non-Solicitation...................................................................................8
         7.4   Reasonableness of Restrictions; Reformation; Enforcement...........................................9
         7.5   Specific Performance...............................................................................9


                                       I

8.       FURTHER COVENANTS OF BG PERSONS..........................................................................9
         8.1   Access to Information and Records..................................................................9
         8.2   Conduct of Business Pending the Closing...........................................................10
         8.3   Consents..........................................................................................10
         8.4   Other Action......................................................................................10
         8.5   Disclosure........................................................................................11
         8.6   Name Change.......................................................................................11

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.............................................................11
         9.1   Representations and Warranties True on the
               Closing Date......................................................................................11
         9.2   Compliance With Agreement.........................................................................11
         9.3   Absence of Litigation.............................................................................11
         9.4   Consents and Approvals............................................................................11
         9.5   Delivery of Closing Documents.....................................................................11
         9.6   Additional Agreements.............................................................................11

10.      CONDITIONS PRECEDENT TO BG PERSONS' OBLIGATIONS.........................................................11
         10.1  Representations and Warranties True on the
               Closing Date......................................................................................11
         10.2  Compliance With Agreement.........................................................................12
         10.3  Absence of Litigation.............................................................................12
         10.4  Additional Agreements.............................................................................12

11.      INDEMNIFICATION.........................................................................................12
         11.1  By the BG Persons ................................................................................12
         11.2  By Buyer..........................................................................................12
         11.3  Indemnification of Third-Party Claims.............................................................12
         11.4  Payment...........................................................................................13
         11.5  No Waiver.........................................................................................13

12.      CLOSING.................................................................................................14
         12.1  Closing Date......................................................................................14
         12.2  Place of Closing..................................................................................14
         12.3  Documents to be Delivered by the BG Persons.......................................................14
         12.4  Documents to be Delivered by Buyer................................................................14

13.      TERMINATION.............................................................................................15
         13.1  Right of Termination Without Breach...............................................................15
         13.2  Termination for Breach............................................................................15

14.      MISCELLANEOUS...........................................................................................16
         14.1  Disclosure Schedules..............................................................................16
         14.2  Further Assurance.................................................................................16
         14.3  Disclosures and Announcements.....................................................................16
         14.4  Assignment; Parties in Interest...................................................................16
         14.5  Governing Law ....................................................................................16
         14.6  Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial;
               Attorney's Fees...................................................................................17
         14.7  Amendment and Modification........................................................................17
         14.8  Notice............................................................................................17
         14.9  Expenses..........................................................................................18
         14.10 Entire Agreement..................................................................................18
         14.11 Counterparts......................................................................................19
         14.12 Headings..........................................................................................19


                                      II

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated this ___ day of October, 2001, and entered into by and between OS SEA, INC., a Florida corporation ("Buyer"), BONEFISH GRILL, LLC, a Florida limited liability company ("Seller"), BONEFISH GRILL HOLDINGS, INC., a Florida corporation ("BGH"), TIMOTHY V. CURCI, an individual residing in the state of Florida ("Curci"), and CHRISTOPHER L. PARKER, an individual residing in the state of Florida ("Parker"). Curci and Parker are referred to herein individually and collectively as the "BG Principals". Seller, BGH and the BG Principals are hereinafter sometimes collectively referred to as the "BG Persons". All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Limited Liability Company Agreement of OSS/BG, LLC, a Delaware limited liability company, of even date herewith.

                                    RECITALS

                  A. The BG Principals own all of the issued and outstanding capital stock of BGH, and BGH owns all the issued and outstanding member interests in Seller.

                  B. Seller has created and is the owner of the Bonefish Grill restaurant operating system, including certain trademarks, recipes and operating systems.

                  C. Seller is the owner of all of the issued and outstanding member interests of Bonefish Grill of St. Petersburg, LLC, a Florida limited liability company ("St. Pete") and Bonefish Grill of Safety Harbor, LLC, a Florida Limited liability company ("Safety Harbor"), and Seller is the owner of fifty-one percent (51%) of the issued and outstanding member interests of Bonefish Grill of Sarasota, LLC, a Florida limited liability company ("Sarasota"). (St. Pete, Safety Harbor and Sarasota are sometimes herein individually referred to as a "Subsidiary" and collectively as the Subsidiaries").

                  D. Each Subsidiary operates one Bonefish Grill restaurant (the "Restaurants").

                  E. Pursuant to the provisions hereof, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to the Bonefish Grill restaurant operating system.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE OF THE SYSTEM.

         1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in SECTION 12.1), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, all of Seller's right, title and interest in and to the System (which includes the Marks and the Intellectual Property), as hereinafter defined, (the "Purchased Assets"), free and clear of any liens, claims, or encumbrances whatsoever. The Purchased Assets shall include those assets defined, listed or described in SECTION 2 hereof.

         1.2 Purchase Price. The Purchase Price for the Purchased Assets shall be One Million Five Hundred Thousand Dollars ($1,500,000). On the Closing Date, the Purchase Price shall be paid in the form of certified or bank cashier's check payable to the order of Seller, or at Seller's option, by wire transfer of immediately available funds to an account designated by Seller.

         1.3 Liabilities Not to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Buyer is not assuming any Liabilities of Seller whatsoever and all such Liabilities shall be and remain the responsibility of Seller.

         1.4 Allocation of Purchase Price. The aggregate Purchase Price shall be allocated among the Purchased Assets for tax purposes in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS"), Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

2.       TRANSFER OF ASSETS

         2.1 Definition of Purchased Assets. The Purchased Assets shall include:

                  2.1(a)   System - The "System" means the techniques, know-how,
designs, decor, recipes and methods owned by Seller and used in connection with the development, construction, operation and marketing of Bonefish Grill restaurants, and collateral products and activities, and the distinctive menu, cuisine, culinary style and services provided in Bonefish Grill restaurants, including, without limitation, the Intellectual Property and Marks.

                  2.1(b)   Marks - The "Marks" means the trademark and service
mark "Bonefish Grill", and such other trademarks, service marks, trade dress, logos, symbols and indicia of origin owned by Seller and used in connection with the operation of Bonefish Grill restaurants, and the promotion, distribution and sale of collateral products, and all registrations and applications for registrations thereof.

                  2.1(c)   Intellectual Property - "Intellectual Property" means
all intellectual property owned by Seller and used in connection with the development, construction, operation, marketing and promotion of Bonefish Grill restaurants and collateral products and activities, including, without limitation:

                           (i)      All manuals, recipes, procedures,
                  standards, specifications, databases, customer and supplier lists, training materials, ideas, research and development, know-how, formulas, patterns, compilations, programs, devices, methods, compositions, manufacturing processes and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and materials;

                           (ii) All Marks together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

                           (iii) All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;

                           (iv) All copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith;

                           (v) All computer software including data and related documentation;

                           (vi) All other proprietary rights of whatever kind or character;

                           (vii) All copies and tangible embodiments of any of the foregoing, in whatever form or medium.

                  2.1(d)   Collateral Products and Activities. The Purchased
         Assets include the exclusive ownership of and right to exploit the System, Marks and Intellectual Property in any and all activities, products, lines of commerce and channels of distribution, regardless of whether such activities, products, lines of commerce or channels of distribution involve the operation of restaurants.

                  2.1(e)   Computer Software. All proprietary computer source
         codes, programs and other software owned by Seller, including all machine readable code, printed listings of code, documentation and related property and information relating to the System.

                  2.1(f)   Literature. All menus, sales literature and
         promotional literature and similar materials.

                  2.1(g)   Records and Files. All records, files, invoices,
         supplier lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data relating to the System.

3.       ROYALTY

         3.1 Royalty. The parties acknowledge that an Affiliate of Buyer has employed each of the BG Principals pursuant to separate Employment Agreements of even date herewith. During the employment of the BG Principals with Buyer or any Affiliate of Buyer, Buyer shall pay to Seller a royalty from each "OSS Restaurant" in an amount equal to one percent (1%) of Adjusted Gross Sales ("Royalty"). For purposes of this Agreement an "OSS Restaurant" shall mean any Bonefish Grill restaurant in which none of (i) Seller, BGH, or any BG Principal; or (ii) any entity in which Seller, BGH or any BG Principal or any immediate family member of a BG Principal owns an ownership or beneficial interest, directly or indirectly through one or more subsidiary entities; own, directly or indirectly through one or more subsidiary entities, any equity interest, (other than ownership of capital stock of Outback Steakhouse, Inc., a Delaware corporation and Affiliate of Buyer). For purposes of this Agreement "Adjusted Gross Sales" shall mean gross sales reduced by (i) discounts and complimentary food and beverages, (ii) sales and other taxes and surcharges collected for transmittal to taxing authorities, (iii) revenues received from the sale of gift certificates until redeemed, and (iv) revenue from catering activities done for charitable, marketing or community involvement purposes. The Royalty shall be payable no less frequently than quarterly.

         3.2 Termination of Royalty. Upon termination of either BG Principal's employment with Buyer (or any Affiliate of Buyer), for whatever reason other than a wrongful termination by the Employer, the Royalty shall terminate effective immediately upon the termination of either BG Principal's employment with Buyer or Buyer's Affiliate, and Buyer shall pay to Seller, within forty-five (45) days of such termination, a Royalty termination fee in an amount equal to five (5) times the amount of the Royalty payable to Seller during the twelve full calendar months immediately preceding the month of termination of either BG Principal's employment with Buyer. If either BG Principal's employment with Buyer is terminated within twelve calendar months of the date of this Agreement, then the amount of the Royalty termination fee payable pursuant to this SECTION 3.2 shall be annualized in an equitable manner based on the actual number of days of continued employment by each of the BG Principals.

4.       REPRESENTATIONS AND WARRANTIES OF THE BG PERSONS

         Each BG Person represents and warrants to Buyer that each of the following is true and correct in all material respects as of the Closing Date, except to the extent identified in disclosure schedules attached to or accompanying this Agreement (the "Disclosure Schedules").

         4.1      General.

                  4.1(a)   Organization. BGH is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Articles of Incorporation and By-Laws of BGH attached hereto as
         EXHIBIT 4.1(A) are true and accurate copies thereof and same are in full force and effect and have not be modified or amended. The Operating Agreement of Seller attached hereto as EXHIBIT 4.1(A) is a true and correct copy thereof and same is in full force and effect and has not been modified or amended.

                  4.1(b)   Power. Each of BGH and Seller have all requisite
         power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted.

                  4.1(c)   Qualification. Each of BGH and Seller is duly
         licensed or qualified to do business as a foreign entity, and it is in good standing, in each jurisdiction wherein the character of the properties owned or leased by is, or the nature of its business, makes such licensing or qualifications necessary.

                  4.1(d)   Subsidiaries. BGH does not own any interest in any
         corporation, partnership, limited liability company or other entity, except for ownership of all of the issued and outstanding member interests of Seller. Seller does not own any interest in any corporation, partnership, limited liability company or other entity, except for ownership of: (i) all of the issued and outstanding member interests in St. Pete, (ii) all of the issued and outstanding member interests in Safety Harbor, and (iii) fifty-one percent (51%) of the member interests in Sarasota.

         4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by BGH and Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary member or manager action on the part of BGH and Seller. No other or further act or proceeding on the part of BGH and Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by BGH and Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by BGH and Seller pursuant hereto will constitute, valid binding agreements of BGH and Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and the availability of equitable remedies may be limited by general equitable principles.

         4.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by BGH and Seller pursuant hereto, nor the consummation by BGH and Seller of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.6(B)) upon any of the Purchased Assets under any term or provision of the organizational documents of BGH and Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which BGH and Seller is a party or by which BGH and Seller or any of the Purchased Assets may be bound or affected.

         4.4 Absence of Liabilities. Seller and BGH do not have any Liabilities that would in any manner impair the Purchased Assets or result in any Lien on any of the Purchased Assets. The BG Principals have no knowledge of any basis for the assertion against Seller and BGH of any Liability and to the knowledge of the

BG Principals, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities that would a material adverse effect on the Purchased Assets.

         4.5 No Litigation. There is no Litigation pending or, to the knowledge of the BG Principals, threatened against any BG Person or their respective businesses or assets, nor do the BG Principals know, or have grounds to know, of any basis for any such Litigation.

         4.6      Ownership of Purchased Assets.

                  4.6(a)   Exclusive Ownership. Seller is the sole and exclusive
owner of the Purchased Assets. Except for that certain West Florida Development Option Agreement dated January 1, 2001 (the "Development Agreement") by and between Seller and John L. Mays, no person or entity other than Seller has or has been granted any franchise, right or license of any kind, written or oral, to use any part of the Purchased Assets in any manner. Except for that certain Restaurant Operating Agreement dated January 1, 2001 (the "Restaurant Operating Agreement") by and between Seller and Sarasota (which prohibits development of another Bonefish Grill restaurant within a five (5) mile radius of the restaurant operated by Sarasota), there is no oral or written agreement, contract, commitment, understanding or obligation which in any manner restricts Seller's rights to develop, own and operate Bonefish Grill restaurants in any manner.

                  4.6(b)   Title to Purchased Assets. Seller has, and will have
on the Closing Date, good and valid title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, charges or encumbrances of any nature whatsoever, perfected or unperfected (collectively "Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. On the Closing Date, Buyer will receive good and valid title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever.

                  4.6(c)   Burdensome or Restrictive Agreements. No BG Person
         is a party to or bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  4.6(d)   No Default. To the knowledge of the BG Principals,
         Seller is not in default under any agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the Purchased Assets

         4.7 Intellectual Property. In order to operate Bonefish Grill Restaurants as such are currently being operated by the Subsidiaries, Seller and the Subsidiaries do not require the rights to any intellectual property other than the Purchased Assets, except for commonly available intellectual property licensed by the Subsidiaries in the ordinary course of business. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.7, to the knowledge of the BG Principals, Seller and the Subsidiaries are not infringing and have not infringed any intellectual property of another in the operation of the Bonefish Grill restaurants nor is any other person infringing the intellectual property of Seller and the Subsidiaries. Except as disclosed on DISCLOSURE SCHEDULE 4.7, the BG Persons have not granted any license or made any assignment of its rights in any intellectual property. The BG Persons do not pay any royalties or other consideration for the right to use any intellectual property of others, except for commonly available intellectual property licensed by the Subsidiaries in the ordinary course of business. There is no Litigation pending or threatened to challenge Seller's right, title and interest with respect to its continued use of any intellectual property or any of the Purchased Assets. All Purchased Assets of Seller which constitute intellectual property are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

         4.8 Assets Necessary to Business. The Purchased Assets include all intellectual property comprising the Bonefish Grill restaurant operating system, except for commonly available intellectual property licensed by the Subsidiaries in the ordinary course of business.

         4.9 No Brokers or Finders. No BG Person nor any of their respective managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.10 Disclosure. No representation or warranty by the BG Persons in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the BG Persons pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain (when considered in light of the entirety of all information provided by the BG Persons to Buyer) any misstatement of any material fact or omits any material fact necessary to make the statements contained therein not misleading. The BG Persons shall not be deemed to have made to Buyer any representation or warranty other than those expressly set forth in SECTION 4.1 through SECTION 4.13 above.

5.       REPRESENTATIONS AND WARRANTIES OF BG PRINCIPALS

         In addition to the representations and warranties contained in SECTION 4, each BG Principal represents and warrants to Buyer as follows:

         5.1 Authority and Validity. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents he is executing or will execute in connection herewith or therewith.

         5.2 Binding Effect. This Agreement and the other documents executed or to be executed by him in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, his legal, valid and binding obligations enforceable in accordance with their terms except that:

                  5.2(a)   enforceability may be limited by bankruptcy,
         insolvency or other similar laws affecting creditors' rights; and

                  5.2(b)   the availability of equitable remedies may be
         limited by equitable principles of general applicability.

         5.3 Ownership. The BG Principals are the sole record and beneficial shareholders of BGH and no other person has any rights (in any form) to acquire any capital stock of BGH.

         5.4 Voting. Each BG Principal acknowledges that in his individual capacity as shareholder and director of BGH, he has voted in favor of the execution and delivery of this Agreement.

         5.5 Compliance with Other Instruments. Neither the execution and delivery by him of this Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of any BG Principal pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which any BG Principal is bound, to which he is a party or to which he is subject.

6.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents and warrants to the BG Persons that each of the following is true and correct in all material respects as of the Closing Date.

         6.1.     Corporate.

                  6.1(a)   Organization. Buyer is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida.

                  6.1(b)   Corporate Power. Buyer has all requisite corporate
         power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         6.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         6.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         6.4 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         6.5. Buyer's Cooperation. Buyer shall use its best efforts to cooperate with the BG Persons in obtaining the consents referred to in SECTION
8.3 hereof.

         6.6 Other Action. The Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

7.       COVENANTS OF BG PERSONS

         7.1 Noncompetition. During all times in which any Royalty is payable under SECTION 3 of this Agreement, and for a two (2) year period commencing on termination of the Royalty, Seller, BGH, each BGH Principal and their respective Affiliates shall not, individually or jointly with others, directly or indirectly, whether for his, her or its own account or for that of any other person or entity, engage in or own or hold any ownership interest in, have any interest in or lend any assistance to, any seafood restaurant or any person or entity engaged in a business owning, operating, franchising or controlling a seafood restaurant business, regardless of the geographic location of such person, entity or business, and neither Seller, BGH, and BGH Principal or their respective Affiliates shall act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; PROVIDED, HOWEVER, that it shall not be a violation of this SECTION 7.1 for Seller, BGH, each BGH Principal or their respective Affiliates to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or successor statute. For purposes of this SECTION 7, the term "seafood restaurant" shall mean any restaurant for which: (i) the word "seafood" or any item of seafood or any word connotating seafood, or any type of body of water, is used in its name; or (ii) the sale of seafood is regularly featured in its advertising or marketing efforts, or (iii) the sale of seafood constitutes thirty percent (30%) or more of its entree sales, computed on a dollar basis. For purposes of this Agreement, the term "seafood" shall mean and include all marine life forms, whether or not edible, and any part of any marine life form (for example, "shells", "fins", "claws").

         7.2      Confidentiality.

                  7.2(a)   Definition. For the purpose of this Agreement,
         "Proprietary Information" shall include that part of the Purchased Assets that consists of all information which reasonably would be considered proprietary or confidential to the business of operating Bonefish Grill restaurants including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, "Proprietary Information" shall not include information which has entered the public domain.

                  7.2(b)   No Disclosure, Use, or Circumvention. The BG Persons
         and their respective members and Affiliates shall not disclose any Proprietary Information to any third parties. Except in connection with their employment with Buyer or Buyer's Affiliates, or in their capacities as Members or Managers of OSS/BG, LLC, a Delaware limited liability company, or its Affiliates, the BG Persons will not use any Proprietary Information in the BG Persons' business or any affiliated business without the prior written consent of the Buyer and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Buyer.

                  7.2(c)   Maintenance of Confidentiality. The BG Persons shall
         take all steps reasonably necessary or appropriate to maintain the confidentiality of the Proprietary Information in accordance with this Agreement.

         7.3 Non-Solicitation. During all times in which any Royalty is payable under SECTION 3 of this Agreement, and for a two-year period commencing on termination of the Royalty, Seller, BGH, each BGH Principal and their respective Affiliates shall not offer employment to any employee of the Buyer or its Affiliates or otherwise solicit or induce any employee of the Buyer or its Affiliates to terminate his or her employment, nor shall Seller, BGH, any BGH Principal or any of their respective Affiliates act as partner, consultant, agent, owner or part owner, for any person or entity which solicits or otherwise induces any employee of the Buyer or its Affiliates to terminate his or her employment with the Buyer, except for non-management personnel recruited through general solicitations in print or other media.

         7.4 Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in SECTIONS 7.1, 7.2 and 7.3 hereof are reasonable and properly required for the adequate protection of the Buyer's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in SECTIONS 7.1, 7.2 or 7.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Buyer to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

         7.5 Specific Performance. The parties agree that a breach of any of the covenants contained in SECTIONS 7.1, 7.2 and 7.3 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, that the Buyer has an adequate remedy at law shall not be raised as a defense.

8.   FURTHER COVENANTS OF BG PERSONS

         The BG Persons covenant and agree as follows:

         8.1 Access to Information and Records. Prior to the Closing Date, the BG Persons shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Seller relating to the Purchased Assets for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Seller as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Seller. Through the Closing Date, the Buyer and its Affiliates shall not disclose any Proprietary Information obtained pursuant to this paragraph to any third parties and until the Closing Date will not use any such Proprietary Information in the Buyer's business or any affiliated business without the prior written consent of the Seller and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Seller. The Buyer shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision. The Buyer shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information through the Closing Date.

         8.2 Conduct of Business Pending the Closing. From the date hereof until the Closing Date, except as otherwise approved in writing by Buyer, which approval shall not be unreasonably withheld:

                  8.2(a)   No Changes. Seller will cause the Subsidiaries, in
         all material respects, to carry on their business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                  8.2(b)   Maintain Organization. The Seller will take such
         action as may be necessary to maintain, preserve, renew and keep in favor the material rights and franchises of the Subsidiaries and will use its commercially reasonable best efforts, to the extent material hereto, to preserve the business organization of the Subsidiaries intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Subsidiaries.

                  8.2(c) No Breach. The BG Persons will not do or omit any act, or permit any omission to act, which would reasonably be expected to cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the BG Persons herein.

                  8.2(d) No Material Contracts. No contract or commitment will be entered into, by or on behalf of the BG Persons, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the BG Persons (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  8.2(e)   No Organizational Changes. Seller shall not
         materially amend its Operating Agreement or make any changes in ownership percentages.

                  8.2(f)   Maintenance of Insurance. Seller shall cause the
         Subsidiaries to maintain all of the insurance in effect as of the date hereof.

                  8.2(g)   No Negotiations. The BG Persons will not directly or
         indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Purchased Assets, Seller's or any Subsidiary's assets or business or any part thereof or any membership interest in Seller or any Subsidiary (an "acquisition proposal"), and the BG Persons shall immediately advise Buyer of the receipt of any acquisition proposal.

         8.3 Consents. The BG Persons will use commercially reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated hereby prior to the Closing Date.

         8.4 Other Action. The BG Persons shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.5 Disclosure. Through the Closing Date, the BG Persons shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

         8.6 Name Change. Within thirty (30) days after the Closing Date, Seller and BGH shall change their names to names that do not include the word "Bonefish". From and after the Closing Date, no BG Person shall have the right to use the word "Bonefish" in their entity name.

         8.7 Termination of AmSouth Loan. The BG Persons covenant that no amounts are outstanding and no amounts will be borrowed under that certain Master Note for Business and Commercial Loan dated July 18, 2001 in the maximum principal amount of One Million Dollars ($1,000,000) (the AmSouth Loan") between AmSouth Bank, as lender, BGH, as borrower, and St. Pete and Safety Harbor, as guarantors. The BG Persons further covenant and agree that the AmSouth Loan will be terminated and cancelled in its entirety within five (5) business days from the Closing Date.

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

         9.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the BG Persons in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the BG Persons pursuant to this Agreement, shall be true and correct in all material respects as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         9.2 Compliance With Agreement. The BG Entities shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         9.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, the BG Persons or any of the Affiliates, officers, directors or managers of any of them, with respect to the transactions contemplated hereby.

         9.4 Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer on or prior to the Closing Date.

         9.5 Delivery of Closing Documents. The BG Persons shall have delivered the closing documents specified in SECTION 12.3.

         9.6 Additional Agreements. That certain Limited Liability Company Agreement of OSS/BG, LLC, a Delaware limited liability company, by and among Seller and Buyer ("Company Agreement"), that certain Contribution Agreement attached to the Company Agreement as Exhibit A, and Employment Agreements by and among the Buyer, OS Restaurant Services, Inc. and each of the BG Principals shall have been executed and delivered.

10.      CONDITIONS PRECEDENT TO BG PERSONS' OBLIGATIONS

         Each and every obligation of the BG Persons to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

         10.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

         10.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.4.

         10.3 Absence of Litigation. No material Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, or the BG Persons or any of the affiliates, officers, managers, directors or shareholders of either of them, with respect to the transactions contemplated hereby.

         10.4 Additional Agreements. That certain Limited Liability Company Agreement of OSS/BG, LLC, a Delaware limited liability company, by and among Seller and Buyer ("Company Agreement"), that certain Contribution Agreement attached to the Company Agreement as Exhibit A, and Employment Agreements by and among the Buyer, OS Restaurant Services, Inc. and each of the BG Principals shall have been executed and delivered.

11.      INDEMNIFICATION

         11.1 By the BG Persons. Subject to the terms and conditions of this SECTION 11, the BG Persons jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and Affiliates (hereinafter "Buyer's Indemnitees"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer's Indemnitees or the Purchased Assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any of the BG Persons contained in or made pursuant to this Agreement; (b) the breach of any covenant of any of the BG Persons contained in this Agreement; provided, however, the BG Person's liability under this SECTION 11.1 shall in no event exceed One Million Five Hundred Thousand Dollars (U.S. $1,500,000), in the aggregate, and the BG Persons shall have no liability under this SECTION 11.1 with respect to any liability or obligation to the extent arising from any action taken or omitted to be taken by Buyer (or its officers or directors) following the Closing. As used in this SECTION 11, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages, judgments, awards, settlements approved by the BG Persons (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         11.2 By Buyer. Subject to the terms and conditions of this SECTION 11, Buyer hereby agrees to indemnify, defend and hold harmless the BG Persons and their directors, officers, employees and Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material").

         11.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this SECTION 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  11.3(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this SECTION 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  11.3(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  11.3(c) Indemnified Party's Rights. Anything in this SECTION 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         11.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this SECTION 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
SECTION 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         11.5 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the closing, and regardless of whether such breach, violation or failure is deemed to be "material".

         11.6 Survival of Indemnification. The indemnification obligations of the parties contained in this SECTION 11 shall survive the date of this Agreement and the Closing Date for all Claims brought or demands for indemnification made prior to the expiration of eighteen months from the Closing Date.

         11.7 Determination of Losses. In determining an Indemnifying Party's obligations under this SECTION 11 appropriate adjustment shall be made for any insurance coverage paid to or on behalf of the Indemnified Party. An Indemnifying Party shall not be liable to an Indemnified Party for any special, consequential or similar damages with respect to any Loss subject to indemnification under this SECTION 11, provided, however, that this sentence shall not limit the amount payable by an Indemnifying Party to an Indemnified Party for reimbursement of amounts paid or payable to a third party.

12.      CLOSING

         12.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place ten (10) days after the satisfaction of all conditions precedent required by this Agreement or upon such other date as Buyer and Seller may agree (the "Closing Date").

         12.2 Place of Closing. The Closing shall take place at Buyer's corporate office or at such other place as the parties hereto shall agree upon.

         12.3 Documents to be Delivered by the BG Persons. On the Closing Date, the BG Persons shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  12.3(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  12.3(b) Compliance Certificate. A certificate signed by each of the BG Persons that each of the representations and warranties made by the BG Persons in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the BG Persons have performed and complied with all of the BG Persons' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.3(c) Certified Resolutions. A certified copy of the resolutions of the shareholders, directors, managers and members of the BG Persons, as appropriate, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.3(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  12.3(e) Other Documents. All other documents, instruments or writings required to be delivered to Buyer on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         12.4 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Seller the following documents, in each case duly executed or otherwise in proper form:

                  12.4(a) Purchase Price. A certified or bank cashier's check (or wire transfer) as required by SECTION 1.

                  12.4(b) Compliance Certificate. A certificate signed by the president of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the BG Persons), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.4(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.4(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Seller by Buyer pursuant to the terms hereof.

                  12.4(e) Other Documents. All other documents, instruments or writings required to be delivered to the BG Persons on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the BG Persons may reasonably request.

13.      TERMINATION

         13.1     Right of Termination Without Breach.

                  13.1(a) Mutual Agreement. This Agreement may be terminated without further liability of either party at any time prior to the closing by mutual written agreement of Buyer and the Seller.

                  13.1(b) By Either Party. This Agreement may be terminated without further liability of any party, by either Buyer or the Seller if the Closing Date of the transaction contemplated in SECTION 1.1 shall not have occurred on or before December 31, 2001, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

         13.2     Termination for Breach.

                  13.2(a) Termination by Buyer. This Agreement may be terminated by Buyer if (i) there has been a material violation or breach by any of the BG Persons of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived.

                  13.2(b) Termination by the Seller. The Seller may terminate this Agreement if (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of the BG Persons which has not been so waived.

                  13.2(c) Effect of Termination. Termination of this Agreement pursuant to this SECTION 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

14.      MISCELLANEOUS

         14.1 Disclosure Schedules. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedule. Seller shall not be or be deemed to be in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedule. Where brief particulars only of a matter are set out or referred to in the Disclosure Schedule, or a reference is made to a particular part only of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The specific disclosures set forth in the Disclosure Schedule have been organized by Seller to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall apply to and shall be deemed to be disclosed for the purposes of this Agreement generally, and shall be deemed to be exceptions to or modifications or qualifications of all of the representations and warranties contained herein to the extent applicable. Buyer shall be deemed to be aware of and there are deemed to have been disclosed to Buyer as if herein set forth (a) all matters fairly disclosed or referred to or contained in this Agreement and in all documents specifically referred to therein; and (b) the contents of and all matters referred to in the documents specifically listed in the Disclosure Schedule. In the event that there is any inconsistency between this Agreement and matters disclosed in the Disclosure Schedule, information contained in the Disclosure Schedule shall prevail and shall be deemed to be the relevant disclosure.

         14.2 Further Assurance. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, vesting in Buyer good and valid title to the business and assets being transferred hereunder.

         14.3 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Buyer or Seller shall be subject to the approval of the other in all essential respects, except that Seller's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, NYSE or the stockholders of Buyer or Buyer's Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NYSE, or otherwise required by law.

         14.4     Assignment; Parties in Interest.

                  14.4(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the BG Persons hereunder.

                  14.4(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         14.5 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

         14.6 Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial; Attorney's Fees. Seller, Buyer and the BG Principals hereby consent to personal jurisdiction and venue, for any action arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Seller, Buyer and the BG Principals hereby agree that any action brought by such person or entity, alone or in combination with others, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Seller, Buyer and the BG Principals hereby agree that any controversy that may arise of this Agreement would involve complicated and difficult factual and legal issues and that, as a result, any action shall be determined by a judge and not a jury. In the event of any legal proceeding arising, directly or indirectly, from this Agreement, the prevailing party in such legal proceedings shall be entitled to attorney's fees and costs from the non-prevailing party.

         14.7 Amendment and Modification. Buyer and the BG Persons may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         14.8 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           OS Sea, Inc.
                           2202 North West Shore Boulevard, Suite 500
                           Tampa, Florida  33607
                           Attention:  Robert D. Basham, President

                           (with a copy to)

                           Joseph J. Kadow, Vice President and General Counsel Outback Steakhouse, Inc.
                           2202 North West Shore Boulevard, Suite 500
                           Tampa, Florida  33607

or to such other person or address as Buyer shall furnish to the BG Persons in writing.

                  (b)      If to any BG Person, to:

                           Bonefish Grill, LLC
                           c/o Timothy V. Curci
                           2946 Hadleigh Court
                           Clearwater, Florida  33621

                           (with a copy to)

                           Fowler, White, Boggs, Banker, P.A.
                           501 East Kennedy Boulevard
                           Suite 1700
                           Tampa, Florida  33602
                           Attention:  R. Alan Higbee, Esquire

or to such other person or address as Seller shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

         14.9 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                  14.9(a) Expenses to be Shared Equally by the Parties. Buyer and Seller shall equally share the cost of the following:

                           (i) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any transfer, use, gross receipts or documentary stamp taxes

                           (ii)     Other Expenses. Except as otherwise
                  provided herein, all other costs and expenses of third parties engaged jointly by Buyer and Seller in connection with the consummation of the transactions contemplated hereby, normally shared by the parties in similar transactions.

                  14.9(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

                  14.9(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

         14.10 Entire Agreement. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         14.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.12 Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


ATTEST:                                      "BUYER"

                                             OS SEA, INC.,
                                             a Florida corporation

     /s/ Robert S. Merritt                   By:  /s/ John W. Cooper
--------------------------------------          -------------------------------
Robert S. Merritt, Assistant Secretary          John W. Cooper, President


ATTEST:                                      "SELLER"

                                             BONEFISH GRILL, LLC, a Florida
                                             limited liability company

                                                BONEFISH GRILL HOLDINGS, INC.
                                                a Florida corporation its
                                                member-manager


     /s/ Timothy V. Curci                    By:   /s/ Timothy V. Curci
--------------------------------------          -------------------------------
Timothy V. Curci, Secretary                     Timothy V. Curci, President


ATTEST:                                      "BGH"

                                             BONEFISH GRILL HOLDINGS, INC. a
                                             Florida corporation

     /s/ Timothy V. Curci                    By:   /s/ Timothy V. Curci
--------------------------------------          -------------------------------
Timothy V. Curci, Secretary                     Timothy V. Curci, President


                                             "BG PRINCIPALS"
                                                  /s/ Timothy V. Curci
                                             ----------------------------------
                                             TIMOTHY V. CURCI, individually

                                                 /s/ Christopher L. Parker
                                             ----------------------------------
                                             CHRISTOPHER L. PARKER, individually